                                                                   Exhibit 14.1

                           MICROS-TO-MAINFRAMES, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

     Micros-to-Mainframes, Inc. (the "Company") has adopted the following Code of Business Conduct and Ethics (the "Code") for all directors, officers and employees of the Company. This Code is intended to deter wrongdoing and to promote:

     o Honest and ethical conduct, including the ethical handling of apparent or actual conflicts of interest between personal and professional relationships;

     o    Compliance with applicable governmental laws, rules and regulations;

     o Full, fair, accurate, timely, and understandable disclosure in our filings with and submissions to the Securities and Exchange Commission and in other public communications;

     o    Prompt internal reporting of violations of this Code; and

     o    Accountability for adherence to this Code.

     You must comply with the letter and spirit of this Code.

     No code or policy can anticipate every situation that may arise or replace the thoughtful behavior of an ethical individual. Directors and executive officers are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairman of the Nominating and Corporate Governance Committee, and employees are encouraged to bring such questions to any person designated by the Board of Directors (any of whom, a "Compliance Chief").

     1. CONFLICT OF INTEREST

     You must avoid any conflicts of interest between your personal interests and the Company's interests. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, should be disclosed promptly to a Compliance Chief. A "conflict of interest" can occur when:

     o Your personal interest is adverse to--or may appear to be adverse to--the interests of the Company as a whole.

     o As a result of your position with the Company, you or a family member (i.e., a spouse, parent, child or sibling, whether by blood, marriage or adoption, or anyone residing in your home) receives personal benefits--from the Company, any of its vendors, suppliers or customers, or anyone else with whom the Company does business--that have not been duly authorized and approved pursuant to Company policy and procedure or that could be expected to affect your business judgment on behalf of the Company.

     Some of the more common conflicts which you should avoid are listed below:

     o    Relationship of Company with third-parties

          You may not receive a personal benefit from a person or firm that is seeking to do business or to retain business with the Company.

     o    Compensation from non-Company sources

          You may not accept compensation (in any form) for services performed for the Company from any source other than the Company.

     o    Gifts

          You may not offer, give or receive gifts from persons or entities who deal with the Company in those cases where any such gift is being made in order to influence your actions, or where acceptance of the gifts could create the appearance of a conflict of interest.

     o    Personal use of Company assets

          You may not use Company assets, labor or information for personal use unless approved by a Compliance Chief, or as part of a compensation or expense reimbursement program available to all directors, officers and/or employees, as the case may be.

     2. CORPORATE OPPORTUNITIES

     You are prohibited from:

     o Taking for yourself opportunities that are discovered through the use of Company property, Company information or your position with the Company;

     o    Using the Company's property or information for personal gain; or

     o    Competing with the Company for business opportunities.

     However, if the Company's disinterested directors determine that the Company will not pursue an opportunity that relates to the Company's business, you may then do so.

     3. CONFIDENTIALITY

     You must maintain the confidentiality of information entrusted to you by the Company and any other confidential information about the Company that comes to you, from whatever source, in your capacity as a director, officer or employee of the Company, except when disclosure is authorized or legally mandated.

     For purposes of this Code, "confidential information" includes all non-public information relating to the Company.

     4. COMPLIANCE WITH LAWS, RULES AND REGULATIONS; FAIR DEALING

     You must comply with laws, rules and regulations applicable to the Company, including insider trading laws.

     You must deal fairly with the Company's customers, suppliers, competitors and employees.

     5. DISCLOSURE REPORTING

     The information you provide to the Company and its independent auditors in connection with the Company's preparation of its filings with and submissions to the Securities and Exchange Commission (the "SEC") and other public communications (such as press releases) must be:

     o    Complete;

     o    Fair;

     o    Accurate;

     o    Timely; and

     o    Understandable.

     6. ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

     You are encouraged to talk to a Compliance Chief when in doubt about the best course of action in a particular situation.

     You are encouraged to report violations of laws, rules, regulations or this Code to a Compliance Chief.

     You are encouraged to report to the Company's Audit Committee any concerns you have regarding the Company concerning fraud, accounting, internal accounting controls, or auditing matters.

     The Company will not allow retaliation against anyone for reports made in good faith.

     7. COMPLIANCE STANDARDS

     You should communicate any suspected violations of this Code promptly to a Compliance Chief. Violations will be investigated by the Board of Directors or by persons designated by the Board of Directors, and appropriate disciplinary action will be taken in the event of any violations of this Code, including termination of employment or, in the case of any director, refusal by the Nominating and Corporate Governance Committee (or the entire Board or another committee performing a similar function) to nominate such director for re-election.

     8. WAIVER OF CODE OF BUSINESS CONDUCT AND ETHICS

     Any waiver of this Code for any director or executive officer may be made only by the Board of Directors and must be disclosed either on a Current Report on Form 8-K within the period required by that Form or in any other manner permitted by the SEC or Nasdaq.